              TELMARK INC.







                 (LOGO)







          PROSPECTUS

Until November 3, 1996 all dealers  effecting
transactions  in the  registered  securities,
whether   or  not   participating   in   this
distribution,  may be  required  to deliver a
Prospectus.   This  is  in  addition  to  the
obligations   of   dealers   to   deliver   a
Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  Telmark Inc.
                        Supplement dated April 30, 1997
                     to Prospectus dated September 24, 1996

As of April 30, 1997, the "Support Agreement," dated October 1, 1986 among the Company, Agway Financial Corporation and/or Agway Holdings, Inc., as amended June 29, 1990, referenced on pages 15, 17, and 27 of this Prospectus was terminated.